                                                                   EXHIBIT 10.44

                              AMENDED AND RESTATED
                              EMPLOYMENT AGREEMENT

           AGREEMENT, made as of May 11, 1994 as amended and restated as of December 1, 1995 by and between Aloha Airgroup, Inc., a Hawaii corporation (herein referred to as the "Employer"), and Glenn R. Zander (herein referred to as the "Executive").

                              W I T N E S S E T H:

           WHEREAS, the Executive is willing to serve as the President and Chief Executive Officer of the Employer and the Employer desires to retain the Executive in such capacity on the terms and conditions herein set forth; and

           WHEREAS, the Employer considers it essential to the best interests of the stockholders to foster continuous employment of key management personnel, recognizes that the possibility of a change in control exists, and that such possibility, and the uncertainty and questions which it may raise among management personnel, may result in the departure or distraction of management personnel at critical times for the Employer;

           NOW, THEREFORE, in consideration of the covenants and agreements herein contained, the parties hereto agree as follows:

           1.    EMPLOYMENT AND DUTIES

           The Employer hereby employs the Executive as its President and Chief Executive Officer reporting directly to the Employer's Board of Directors, and the Executive hereby accepts such employment. The Executive shall also serve as the President and Chief Executive of Employer's principal subsidiary, Aloha Airlines, Inc. and shall be a member of the Board of Directors of the Employer. The Executive shall have such duties as are set forth in the Articles of Incorporation and the By-Laws of the Employer and such additional duties commensurate with the Executive's position as may be designated by the Board of Directors from time to time. The Executive shall devote substantially all his business time, attention, skill and efforts to the faithful performance of his duties hereunder and shall not accept employment elsewhere during the effective period of this Agreement (as defined in Section 2 of this Agreement). The Executive shall at all times conduct himself in such a manner as not to prejudice the reputation of the Employer in the fields of business in which it is engaged or with the public at large.

           2.    TERM

           The term of this Agreement shall commence on the date of this Agreement (the "Effective Date") and shall continue in effect through and including December 31, 1996; PROVIDED, HOWEVER, that commencing on December 31, 1996 and each subsequent anniversary of such date, the original term of this Agreement shall automatically be extended for one additional year unless, not later than the sixtieth day prior to December 31, 1996 or such subsequent anniversary date, as applicable, the Employer or the Executive shall have given notice to the other that it or he does not wish to extend this Agreement. As used hereafter in this Agreement, "Term" shall mean the original and extended term of this Agreement, but shall not include the Severance Period (as defined below).

           3.    COMPENSATION

           During the Term, the Executive shall be entitled to the following compensation for his services to the Employer and any affiliate of the
 Employer:

           (a) BASE SALARY. The Executive's base salary (the "Base Salary") for the calendar year ending December 31, 1994 will be at the rate of $300,000.00 per annum payable in accordance with the Employer's normal payroll practices. The Base Salary for the calendar year ending December 31, 1995 will not be at an annual rate lower than the annual rate of Base Salary for 1994. The Base Salary shall be reviewed at least annually by the Board of Directors. The Base Salary level and any increases thereof shall not be decreased during the Term.

           (b) ANNUAL BONUS. In addition to the Base Salary, for each full calendar year during the Term, the Executive shall be eligible to receive an annual bonus (the "Annual Bonus"), if any, payable under the Aloha Airlines, Inc. Executive Management Incentive Plan, or any successor or substitute plan as may be designated by the Board of Directors. Employer shall not be obligated to pay Executive a bonus in respect of the period ending December 31, 1994.

           (c) BENEFIT PLANS. In addition to the Base Salary and Annual Bonus payable pursuant to this Agreement, the Executive shall be entitled to participate in all incentive, savings and retirement plans and welfare benefit plans of the Employer in effect for key executives from time to time. Attached to this Agreement as Exhibit A is a description of the plans and benefit programs currently in effect. Such plans and programs will not be changed during the Term without the active participation of the Executive in making such change.

           (d) HOUSING ALLOWANCE. During the Term the Employer shall pay to the Executive a housing allowance at an annual rate of $75,000 per year, payable monthly.

           (e) STOCK OPTIONS. The Employer's Board of Directors has approved the grant of the stock options described in Exhibit B attached to this Agreement.

           (f) EXPENSES. The Executive shall be entitled to receive prompt reimbursement for all reasonable expenses incurred by him in the performance of his duties for the Employer which shall be paid to him in accordance with the policies and procedures of the Employer applicable to key executives.

           4.    TERMINATION OF EMPLOYMENT


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           (a) TERMINATION FOR CAUSE; RESIGNATION WITHOUT GOOD REASON. The
 Employer may terminate the Executive's employment hereunder for Cause (as defined in Section 6 of this Agreement). If the Executive's employment is terminated by the Employer for Cause, or by the Executive for reasons other than Good Reason (as defined in Section 6 of this Agreement), prior to the expiration of the Term, (i) the Employer shall be under no obligation to make any additional payments of Base Salary, Annual Bonus or any other benefits specified in Section 3 of this Agreement for any periods after the Date of Termination (as defined in Section 6 of this Agreement) except for payment of any Base Salary or Annual Bonus earned prior to the Date of Termination but not yet paid to the Executive or any payment from any employee benefit plan or the continuation of coverage under any insurance program which may be required by law, (ii) if the Executive's employment is terminated by the Executive other than for Good Reason, the Employer may exercise the Employer's Call Option (as defined in Section 6 hereof) and (iii) the Executive shall not be entitled to the payment of any pro rata amount of any Annual Bonus for the calendar year during which the Date of Termination occurs, PROVIDED, that if the Executive's employment is terminated by the Executive notifying the Employer, pursuant to
 Section 2 hereof, that the Term of this Agreement shall not be extended beyond December 31, 1996 and the Executive does not accept Other Employment (as defined in Section 6 hereof) within 90 days of the Date of Termination, the Executive shall be entitled, subject to the Employer's Call Option, to exercise the Executive Residence Put Option (as defined in Section 6 hereof).

           (b) RESIGNATION FOR GOOD REASON; TERMINATION WITHOUT CAUSE. The Executive may terminate his employment hereunder for Good Reason. If the Executive's employment is terminated by the Executive for Good Reason or by the Employer without Cause or if the Employer, pursuant to Section 2 hereof, notifies the Executive that the Term of this Agreement shall not be, extended, the Executive shall be entitled (if the Executive is not entitled to a Separation Payment pursuant to Subsection 4(f)) to a severance payment (the "Severance Payment") equal to the Base Salary for a period equal to the greater of (a) the remainder of the Term or (b) one year following the Date of Termination (the "Severance Period"). The Severance Payment shall be payable in a lump sum. The Executive shall also be entitled to (i) continue to receive coverage at the Employer's cost under the Employer's medical and life insurance programs until Executive becomes covered by the insurance programs of another employer or through the end of the Severance Period, whichever is shorter, (ii) require the Employer to purchase the Executive's initial principal residence in Hawaii (the "Executive Residence") pursuant to the Executive Residence Put Option, and (iii) exercise all stock options granted to the Executive prior to the Date of Termination regardless of whether or not such options have vested.

           (c) DEATH BEFORE END OF TERM. If the Executive dies prior to the expiration of the Term, the Employer shall be under no obligation to make any payments to the Executive's estate after the date of death except for any compensation earned prior to the date of death but not yet paid and for the pro rata portion of any Annual Bonus through the date of death that would have been paid to the Executive had he survived and been employed by the Employer until the last day of the year of his death. Such bonus payment shall be made at the time such


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 bonus payments would normally have been made for such year. The Employer shall also continue to provide any benefits to the Executive's survivors as required by law and the Executive's executors or administrators shall be entitled to exercise the Executive Residence Put Option. The agreements governing the grant of any stock options to the Executive (including, without limitation, the options set forth in Exhibit B hereto) shall provide for the ability to exercise such options upon the death of the Executive regardless of whether or not such options have vested.

           (d) DISABILITY. The Employer may terminate the Executive's employment because of Permanent Disability (as defined in Section 6 of this Agreement) prior to the expiration of the Term. If the Executive's employment is terminated because of Permanent Disability, the Executive shall be entitled to
 (i) continue to receive payment of Base Salary for twelve months offset by any payment to the Executive on account of disability from any employer or government sponsored disability insurance plan through the end of the Term,
 (ii) receive a pro rata portion (based upon the period ending on the date the Executive initially became unable to perform his duties under this Agreement) of any Annual Bonus that would have been paid to the Executive had he continued to perform his duties under this Agreement until the last day of the year he became disabled and (iii) exercise the Executive Residence Put Option. The Employer shall also continue to provide any benefits to the Executive required by law or the terms of any plan. The agreements governing the grant of any stock options to the Executive (including, without limitation, the options set forth in Exhibit B hereto) shall provide for the ability to exercise such options upon the Permanent Disability of the Executive regardless of whether or not such options have vested.

           (e) RETIREMENT. The Executive's employment may be terminated by the Executive or by the Employer on account of Retirement (as defined in Section
 6 of this Agreement). The Executive shall not be entitled to any further payments of compensation or other benefits provided under Section 3 of this Agreement after the Date of Termination by reason of Retirement, except for any retirement benefit payments due to the Executive from any Employer-sponsored plan. If this Agreement is terminated on account of Retirement, no Severance Payment shall be paid by Employer. The Executive shall be entitled to the benefits of any life insurance or medical insurance which the Employer is generally making available to key executives on Date of Termination which occurs by reason of Retirement and any other benefit or program available by its terms after retirement.

           (f) TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in this subparagraph upon either (i) the subsequent termination of Executive's employment or (ii) the notification of the Executive by the Employer pursuant to Section 2 hereof that the Term of this Agreement shall not be extended, in each case during the Term and within one year after the Change in Control shall have occurred unless such termination or notification is because of Executive's death or Retirement, by the Employer for Cause or Disability, or by the Executive for other than Good Reason:


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                    (i) BASE SALARY BENEFITS. The Employer shall (A) pay the
           Executive's full Base Salary through the Date of Termination at the rate in effect at the time the Notice of Termination is given (B) pay the amounts due and payable to the Executive as a result of a Change in Control pursuant to the Employer's stock option plans (including the 1992 Stock Option Plan of the Employer) (unless previously paid pursuant to such plans), (C) pay the reasonable cost of packing and shipping the Executive's household effects back to a mainland location to be designated by the Executive, and (D) provide the Executive with the benefits described in clause (ii) of the last sentence of Section 4(b) hereof;

                    (ii) SEPARATION PAYMENT. In lieu of any further salary payments to the Executive for periods subsequent to the Date of Termination and in lieu of any Severance Payment pursuant to Subsection 4(b), the Employer shall pay as separation pay to the Executive, not later than the fifth (5th) day following the Date of Termination, a lump sum separation payment (the "Separation Payment") equal to 2.99 times the average of the annual compensation which was payable to the Executive by the Employer (or any corporation ("Affiliate") affiliated with the Employer within the meaning of section 1504 of the internal Revenue Code of 1986, as amended (the "Code"), determined without regard to section 1504 (b) of the Code) and includible in the Executive's gross income for Federal income tax purposes for the five (5) taxable years (the "Base Period") preceding the Executive's taxable year in which a Change in Control of the company occurred. The amount of the Executive's average annual compensation shall be determined in accordance with temporary or final regulations promulgated under section 280G of the Code.

                    (iii) LEGAL FEES AND EXPENSES. The Employer shall also pay to the Executive all legal fees and expenses incurred by the Executive as a result of such termination (including all such fees and expenses, if any, incurred in contesting or disputing any such termination or in seeking to obtain or enforce any right or benefit provided by this Agreement).

                    (iv) INSURANCE BENEFITS FOR 24 MONTHS. For a twenty-four
           (24) month period after such termination, the Employer shall arrange to provide the Executive with life, accident and health insurance benefits substantially similar to those which the Executive is receiving immediately prior to the Notice of Termination. Benefits otherwise receivable by the Executive pursuant to this Subsection 4(f)(iv) shall be reduced to the extent comparable benefits are actually received by the Executive during the twenty-four (24) month period following the Executive's termination, and any such benefits actually received by the Executive shall be reported to the Employer.

                    (v) SUPPLEMENTAL PENSION. In addition to the pension benefits to which the Executive is entitled under the Pension Plan or any successor plans thereto, the Employer shall pay the Executive in one sum in cash on the fifth (5th) day following the Date of Termination, a lump sum equal to the actuarial equivalent of the excess of (1)


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           the retirement pension (determined as a straight life annuity commencing at age 65) which the Executive would have accrued under the terms of the Pension Plan and any other pension benefit program (without regard to any amendment to such Pension Plan or other pension benefit program made subsequent to the Change in Control and on or prior to the Date of Termination, which amendment adversely affects in any manner the computation of pension benefits thereunder), determined as if the Executive were fully vested thereunder and had accumulated (after the Date of Termination) twenty-four (24) additional months of service credit thereunder at the Executive's highest annual rate of compensation during the twelve
           (12) months immediately preceding the Date of Termination (but in no event shall the Executive be deemed to have accumulated additional months of service credit after the Executive's sixty-fifth (65th) birthday), over (2) the retirement pension (determined as a straight life annuity commencing at age sixty-five (65)) which the Executive had then accrued pursuant to the provisions of the Pension Plan and any other pension benefit program. For purposes of clause (1), the term it "compensation" shall include amounts payable pursuant to Subsection 4(f)(ii) hereof and amounts payable pursuant to Subsection 4(f)(ii) shall be deemed to represent twenty-four (24) months of compensation (or such lesser number of months of compensation to the Executive's sixty-fifth (65th) birthday) for purposes of determining benefits under the Pension Plan. For purposes of this Subsection, "actuarial equivalent" shall be determined using the same methods and assumptions utilized under the Pension Plan immediately prior to the Change in Control.

                    (vi) REDUCTION OF PAYMENTS IN CERTAIN CASES. Notwithstanding anything herein to the contrary, if any amounts due to the Executive under this Agreement and any other plan or program of the company constitute a "parachute payment," as such term is defined in Section 280G(b)(2) of the Code, and the amount of the parachute payment, reduced by all federal, state and local taxes applicable thereto, including the excise tax imposed pursuant to Section 4999 of the Code, is less than the amount the Executive would receive if the Executive were paid three times the Executive's "base amount" as defined in Section 280G(b)(3) of the Code, less $1.00, reduced by all federal, state and local taxes applicable thereto, then the aggregate of the amounts constituting the parachute payment shall be reduced to an amount that will equal three times the Executive's base amount less $1.00. The determinations to be made with respect to this Subsection 4(f) shall be made by an accounting firm (the "Auditor") jointly selected by the Employer and the Executive and paid by the company. The Auditor shall be a nationally recognized United States public accounting firm that has not during the two years preceding the date of its selection acted, in any way, on behalf of the Employer or any of its subsidiaries. If the Executive and the company cannot agree on the firm to serve as the Auditor, then the Executive and the Employer shall each select one accounting firm and these two firms shall jointly select the accounting firm to serve as the Auditor. If a determination is made by the Auditor that a reduction in the aggregate of all payments due to the Executive upon a Change in Control is required by this Subsection 4(f), the Executive shall have the right to specify the portion of such reduction, if any, that will be made under this Agreement and each plan or program of


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           the company. If the Executive does not so specify within 60 days following the date of a determination by the Auditor pursuant to the preceding sentence, the Employer shall determine, in its sole discretion, the portion of such reduction, if any, to be made under this Agreement and each plan or program of the Employer.

           (g) NOTICE OF TERMINATION REQUIRED. No termination of employment by the Executive or by the Employer pursuant to this Section 4 shall be effective unless the terminating party shall have delivered a Notice of Termination (as defined in Section 6 of this Agreement) to the other party.

           5.    NON COMPETITION AND TRADE SECRETS

           (a) NO COMPETING EMPLOYMENT. During the Term and for a period of 12 months after the Date of Termination (other than a Date of Termination resulting from a Change in Control) (the "Restricted Period"), the Executive shall not, unless he receives the prior written consent of the Employer, directly or indirectly, own an interest in, manage, operate, join, control, lend money or render financial or other assistance to or participate in or be connected with, as an officer, employee, partner, stockholder, consultant or otherwise, any individual partnership, firm, corporation or other business organization or entity that, at such time, is engaged in the business of passenger or freight airline services or aircraft ground maintenance operations headquartered in Hawaii or which has five (5) percent or more of the interisland market for passenger or freight air services for Hawaii measured by passenger revenue miles or freight pound miles.

           (b) NO INTERFERENCE. During the Restricted Period, the Executive shall not, whether for his own account or for the account of any other individual, partnership, firm, corporation or other business organization (other than the Employer or an Affiliate), intentionally solicit, endeavor to entice away from the Employer or an Affiliate, or otherwise interfere with the relationship of the Employer or an Affiliate with, any person who is employed by the Employer or an Affiliate or any person or entity who is, or was within the then most recent twelve-month period, a customer or client of the Employer's or an Affiliate's products, it being understood that the restrictions in this Section 5(b) shall not apply to the solicitation of airline passengers.

           (c) CONFIDENTIALITY. The Executive recognizes that the services to be performed by him hereunder are special, unique and extraordinary in that, by reason of his employment with the Employer, he may acquire confidential information and trade secrets concerning the operation of the Employer or an Affiliate, the use or disclosure of which could cause the Employer or an Affiliate substantial loss and damages which could not be readily calculated and for which no remedy at law would be adequate. Accordingly, the Executive covenants and agrees with the Employer that he will not at any time, (whether during or after the Term) except in the performance of his obligations to the Employer hereunder or with the prior written consent of the Board of Directors, directly or indirectly, disclose any secret or confidential information that he may learn or has learned by reason of his association with the


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 Employer, or any predecessors to its business, or use any such information to the detriment of the Employer. The term "confidential information" includes, without limitation, information not previously disclosed to the public or to the trade by the Employer's management or otherwise generally known to the public or to the trade with respect to the Employer's products, manufacturing processes, facilities and methods, research and development, trade secrets and other intellectual property, systems, patents and patent applications, procedures, manuals, confidential reports, product price lists, customer lists, financial information (including the revenues, costs or profits associated with any of the Employer's products), business plans, prospects or opportunities.

           (d) EXCLUSIVE PROPERTY. The Executive confirms that all confidential information is the exclusive property of the Employer. All business records, papers and documents kept or made by the Executive relating to the business of the Employer or an Affiliate shall be and remain the property of the Employer or the Affiliate, respectively, during the Term and at all times thereafter. Upon the termination of his employment with the Employer or upon the request of the Employer at any time, the Executive shall promptly deliver to the Employer, and shall retain no copies of, any written materials, records and documents made by the Executive or coming into his possession concerning the business or affairs of the Employer or an Affiliate other than personal notes or correspondence of the Executive not containing proprietary information relating to such business or affairs.

           (e) STOCK OWNERSHIP. Nothing in this Agreement shall prohibit the Executive from acquiring or holding any issue of stock or securities of any company that has any securities listed on a national securities exchange or quoted on the automated quotation system of the National Association of Securities Dealers, Inc., provided that at any time during the Restricted Period the Executive and members of his immediate family do not own more than five (5) percent of any voting securities of any such company engaging in the type of business described in Section 5(a) above.

           (f) INJUNCTIVE RELIEF. The Executive acknowledges that a breach of any of the covenants contained in this Section 5 may result in material irreparable injury to the Employer for which there is no adequate remedy at law, that it will not be possible to measure damages for such injuries precisely and that, in the event of such a breach, any payments remaining under the terms of this Agreement shall cease and the Employer shall be entitled to obtain a temporary restraining order and/or a preliminary or permanent injunction restraining the Executive from engaging in activities prohibited by this Section 5 or such other relief as may be required to specifically enforce any of the covenants in this Section 5. The Executive agrees to and hereby does submit to IN PERSONAM jurisdiction before each and every federal court or other court located in the State of Hawaii for the purpose of interpreting or enforcing this Section 5.

           6.    DEFINITIONS

           As used in this Agreement, the following terms shall have the following meanings:


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           (a) AFFILIATE. The term "Affiliate" includes any company controlling, controlled by or under common control with the Employer.

           (b) CAUSE. Each of the following shall constitute Cause:

                    (i) the willful and continued failure by the Executive to perform his duties (other than any such failure resulting from the termination of the Executive's employment for death, Retirement, Permanent Disability or Good Reason), after written notice of such failure has been given to the Executive and the Executive has had a reasonable period of time to correct such failure;

                    (ii) the willful commission by the Executive of acts that are dishonest and demonstrably or materially injurious to the Employer, monetarily or otherwise;

                    (iii) the conviction of the Executive for a felony;

            or

                    (iv) a material breach of any of the covenants set forth in this Agreement, after written notice of such material breach has been given to the Executive and the Executive has had a reasonable period of time to correct such material breach.

           (c) CHANGE IN CONTROL. A "Change in Control" shall mean a change in control of the Employer of a nature that would be required to be reported in response to Item 6(e) of Schedule 14A promulgated under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), whether or not the Employer is subject to such reporting requirement; PROVIDED THAT, without limitation, a Change in Control shall be deemed to have occurred if:

                    (i) any individual, partnership, firm, or corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act, becomes the "beneficial owner" (as defined in Rule L73D-3 of the General Rules and Regulations under the Exchange
           Act), directly or indirectly, of securities of the Employer representing more than 50% of the combined voting power of the Employer's then outstanding securities entitled to vote in the election of directors of the Employer;

                    (ii) after completion of an initial public offering of the Employer's voting securities by virtue of which the Employer is required to file periodic reports pursuant to Sections 13(a) or 15(d) of the Exchange Act any individual, partnership, firm, or corporation, association, trust, unincorporated organization or other entity, or any syndicate or group deemed to be a person under Section 14(d)(2) of the Exchange Act becomes the "beneficial owner" (as defined in Rule 13d-3 of the General Rules and Regulations under the Exchange Act), directly or indirectly, of securities of the Employer representing 30% or more of the combined voting power of the Employer's then outstanding securities entitled to vote in the election of directors of the Employer and such beneficial owner is the owner of the block of securities of the Employer entitled to cast the largest number of votes in the election of directors of the Employer;

                    (iii) during any period of two (2) consecutive years (not including any period prior to December 31, 1995), individuals who at the beginning of such period constituted the Board and any new directors, whose election by the Board or nomination for election by the Employer's stockholders was approved by a vote of at least three quarters (3/4) of the directors then still in office who either were directors at the beginning of the period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority thereof, or

                    (iv) the approval by the Shareholders of the Employer of a transaction in which all or substantially all of the assets of the Employer are to be liquidated or distributed or the Employer is to merge with another entity and not be the surviving corporation.

 Nothing in the foregoing shall mean or be deemed to mean that a Change in Control shall have occurred by reason of the Employer effecting an initial public offering of its voting securities whether or not immediately following such initial public offering the Ching Family Group, the Ing Family Group or a combination of such Family Groups is the beneficial owner of securities of the Employer representing 50% or more of the combined voting power of the Employer's then outstanding securities entitled to vote in the election of directors of the Employer. If the Employer executes an agreement, the consummation of which would result in the occurrence of a Change in Control as described above, then, with respect to a termination of employment, unless such termination is because of the Executive's death or Retirement, by the Employer for Cause or Disability, or by the Executive other than for Good Reason, occurring after the execution of such agreement (and, if such agreement expires or is terminated prior to consummation, prior to such expiration or termination of such agreement), a Change in Control shall be deemed to have occurred as of the date of the execution of such agreement.

           (d) DATE OF TERMINATION. "Date of Termination" shall mean (A) if the Executive's employment is terminated for Disability, thirty (30) days after a Notice of Termination is given (provided that the Executive shall not have returned to the full-time performance of the Executive's duties during such thirty (30) day period), and (B) for any other reason (including nonrenewal of the Agreement), the date specified in the Notice of Termination (which, in the case of a termination without Cause shall not be less than sixty (60) days, and in the case of a termination by the Executive shall not be less than sixty (60) nor more than ninety (90) days, respectively, from the date such Notice of Termination is given).

           (e) EMPLOYER'S CALL OPTION. "Employer's Call Option" shall mean an option allowing the Employer to purchase the Executive Residence at a purchase price in cash equal to 95% (100% if a Change in Control shall have occurred) of the Executive's Cost (as defined below).


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

           (f) EXECUTIVE RESIDENCE PUT OPTION. "Executive Residence Put Option" shall mean an option allowing the Executive to require the Employer to purchase the Executive Residence at a purchase price in cash equal to 95% (100% if a Change in Control shall have occurred) of the Executive's Cost (as defined below) of the Executive's Cost.

           (g) EXECUTIVE'S COST. "Executive's Cost" shall mean an amount equal to the sum of (A) the amount paid by the Executive for the Executive Residence in cash or other property, including the amount of any acquisition indebtedness and the amount of any real estate taxes treated as part of cost under Treasury Regulation Section 1.1012-1(b), (B) to the extent not reimbursed by the Employer under Section 3(f) hereof, the amount of acquisition expenses related to the Executive Residence that are paid by the Executive, including broker's expenses, legal fees, and title insurance premiums, (C) the amount paid by the Executive for permanent improvements to the Executive Residence which are completed within two years of the date of purchase of the Executive Residence,
 (D) the amount paid by the Executive with respect to any other capital expenditures related to the Executive Residence that qualify for treatment as capital expenditures under the Internal Revenue Code, including, without limitation, those described in Treasury Regulation Section 1.263(a)-2, and (E) the amount of any special assessments paid by the Executive for any local benefits that improve the Executive Residence, minus the amount of any deductible casualty loss suffered with respect to the Executive Residence to the extent not such casualty loss is not repaired or replaced by the Executive.

           (h) GOOD REASON. For purposes of this Agreement, "Good Reason" shall mean, without the Executive's express written consent, any of the following:

                    (i) the Executive shall not be the Chief Executive Officer of the Employer, reporting directly to the Board of Directors and the Chief Executive Officer of any corporation or entity that (A) is not controlled by the Ching Family Group or the Ing Family Group AND (B) controls the Employer;

                    (ii) the assignment to the Executive of any duties inconsistent with, or a substantial alteration in the nature or status of, the Executive's position or responsibilities or the conditions of his employment;

                    (iii) the failure of the Employer to pay the Executive any compensation or provide other benefits as specified in Section 3 of this Agreement;

                    (iv) the relocation of the office of the Employer where the Executive is employed at the date hereof (the "Employment Location") to a location more than fifty (50) miles away from the Employment Location or the Employer's requiring the Executive to be based more than fifty (50) miles away from the Employment Location (except for required travel on the Employer's business to an extent substantially consistent with the Executive's business travel obligations); or

                    (v) after 180 days following the consummation of a Change in Control the Executive determines, in good faith, that he is no longer able to perform his duties and responsibilities with the Employer; PROVIDED, that the Executive must provide the Employer a Notice of Termination pursuant to this subparagraph (v) prior to the 365th day following a Change in Control (or such shorter period as may be necessary for the Notice of Termination to be given prior to such 365th day)

           (i) NOTICE OF TERMINATION. For purposes of this Agreement, a "Notice of Termination" shall mean a notice which shall indicate the specific termination provision in this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for termination of the Executive's employment under the provision so indicated.

           (j) OTHER EMPLOYMENT. "Other Employment" shall mean full time employment as an officer, employee, consultant or otherwise with any individual partnership, firm, corporation or other business organization or entity other than the Employer or any Affiliate.

           (k) PERMANENT DISABILITY. "Permanent Disability" shall mean a physical or mental condition of the Executive that, in the judgment of the Employer, based upon certification by a licensed physician reasonably acceptable to the Executive and the Employer, has prevented the Executive from being able to perform the services required under this Agreement and such condition has continued for a period of at least six months during any twelve consecutive months and is determined by the physician to be expected to continue.

           (1) RETIREMENT. "Retirement" shall mean the voluntary termination of the Executive's employment by the Executive on or after age 55 or the election of the Employer that the Executive shall retire on or after age 65. The termination of the Executive's employment by the Employer on or after age 65 whether for cause or not shall be treated as a Retirement and Executive shall not be entitled to any Severance Payment pursuant to Section 4(b) hereof.

           7.    EXECUTIVE RESIDENCE OPTIONS.

           (a) The Employer hereby grants the Executive the Executive Residence Put Option, PROVIDED, that such option shall expire (i) if the Executive Residence Put Option is not exercised within 60 days of the Date of Termination or date of death, as the case may be, or (ii) if the Date of Termination occurs after the earlier of (A) five years from the date the Executive purchases his initial principal residence in Hawaii or (B) the sixth anniversary of the Effective Date. If the Executive is exercising the Executive Residence Put Option pursuant to Section 4(a) hereof, the Executive shall certify in the Notice of Termination that he has not accepted Other Employment and has no current arrangement for accepting Other Employment.

           (b) The Executive hereby grants to the Employer the Employer's Call Option. The Employer's Call Option may be exercised only if the Executive's employment is terminated by the Executive prior to December 31, 1996 other than for Good Reason or under the circumstances set forth in Section 4(a)(iii) hereof, and, in either such event, must be exercised within 30 days of the Date of Termination.

           8.    BINDING AGREEMENT

           This Agreement shall be binding on, and inure to the benefit of, the Employer and its successors and assigns. This Agreement shall be binding on the Executive. This Agreement shall also inure to the benefit of and be enforceable by the Executive's personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees. If the Executive should die while any amount would still be payable hereunder if the Executive had continued to live, all such amounts, unless otherwise provided herein, shall be paid in accordance with the terms of this Agreement to the Executive's devisee, legatee or other designee or, if there is no such designee, to the Executive's estate.

           9.    NOTICE

           Any notice hereunder by either party to the other shall be given in writing by personal delivery, telex, telecopy or certified mail, return receipt requested, to the applicable address first set forth below (or such other address as may from time to time be designated by notice by any party hereto for such purpose):

                         Aloha Airgroup, Inc.
                         P.O. Box 30028
                         Honolulu International Airport
                         Honolulu, HI 96820

                         Glenn R. Zander
                         157 Hoolako Place
                         HONOLULU, HI 96825

 with a copy to:

                         Leonard B. Pack, Esq.
                         1500 Broadway
                         21st Floor
                         New York, New York 10036

 Notice shall be deemed given, if by personal delivery, on the date of such delivery or, if by telex or telecopy, on the business day following receipt of answer back or telecopy confirmation or, if by certified mail, on the date shown on the applicable return receipt.

           10.   AMENDMENT AND WAIVE

           No provision of this Agreement may be amended, modified, waived or discharged unless such amendment, modification, waiver or discharge is agreed to in writing and signed by the Executive and any two executive officers of the Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

           11.   MERGER OF PRIOR NEGOTIATIONS

           This Agreement sets forth all of the promises, agreements, conditions and understandings between the parties hereto respecting the subject matter hereof and supersedes all prior negotiations, conversations, discussions, correspondence, memoranda and agreements between the parties concerning such subject matter.

           12.   PARTIAL INVALIDITY

           If the final determination of a court of competent jurisdiction declares, after the expiration of the time within which judicial review (if permitted) of such determination may be perfected, that any term or provision hereof is invalid or unenforceable, (a) the remaining term and provisions hereof shall be unimpaired and (b) the invalid or unenforceable term or provision shall be deemed replaced by a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision.

            13.   GOVERNING LAW

           This Agreement is to be governed by and interpreted in accordance with the laws of the State of Hawaii.

           14.   COUNTERPARTS

           This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same instrument.

            15.   STATEMENTS

           During the Restricted Period, the Executive and the Employer agree to refrain from making any comments or statements to the press, the employees of the Employer or any Affiliate or any individual or entity with whom the Employer or any Affiliate has a business relationship which would be likely to adversely affect (a) the conduct of the business of the Employer or any Affiliate or the business reputation of the Employer or any Affiliate or any of their employees, representatives or members of their boards of directors, in the case of comments made by the Executive or (b) the Executive's future employment or personal or professional reputation, in the case of comments made by the Employer.

           16.   ARBITRATION

           Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration in Hawaii before a panel of three (3) arbitrators. The Employer and the Executive shall each select one arbitrator, who shall then select a third arbitrator. Such arbitration shall be conducted in accordance with the commercial rules of the American Arbitration Association then in effect. Judgment may be entered on the arbitrators' award in any court having jurisdiction. The fees, costs and expenses of such arbitration, including the reasonable fees and disbursements of counsel, shall be borne by the party against whom the arbitration is finally determined, or partially by each party according to the arbitrators' determination if it is not entirely against one party.

           IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

                                      ALOHA AIRGROUP, INC.

                                      By: /s/ [illegible]
                                          ----------------------------
                                      Title: Chairman 7/22/96


                                      By: /s/ [illegible]
                                          ----------------------------
                                      Title:



                                      GLENN R. ZANDER

                                      /s/ Glenn R. Zander
                                      ----------------------------

                                    EXHIBIT A

                             SUMMARY OF BENEFITS FOR
                                 KEY EXECUTIVES

                              ALOHA AIRGROUP, INC.

 Group Life Insurance of $50,000 (including AD&D)

 Supplemental Whole Life Insurance of $1,000,000 (assuming the Executive is insurable). Policy is portable.

 Long term disability after 90-day waiting period at 60% of salary subject to a maximum of $10,000 per month.

 Travel accident insurance for business travel of $200,000.

 Interline travel cards based on availability with OAS.

 Vacation and sick leave in accordance with past practices for executive officers.

 Initiation fees and annual dues for membership in one country club to be designated in consultation with the Board of Directors.

 Defined benefit pension plan based on 60 month average earnings times years of service times 1.7%.

 Participation in the Supplemental Executive Retirement Program in accordance with existing Employer policies (related to Base Salary).

 Participation in the 401(k) Plan without matching contributions by the Employer.

 Use of Employer owned car.

 Participation in the Employer's health insurance program for executives which includes medical and dental coverage for spouse and dependent children.

 Annual physical examination at Employer expense.

 Tax and financial planning at Employer expense in accordance with existing policies.

 Long distance calling card and American Express Card at Employer expense (personal charges to be reimbursed by executive).

 To the extent Executive is unable to obtain standard all-risk homeowners' or comprehensive automobile insurance because such insurance is not available in the Hawaii market, the Employer will assist the Executive in obtaining such insurance and if such insurance is not obtainable, indemnify the Executive against property loss or liability claims which would otherwise have been covered by such insurance, subject to payment by the Executive of an amount equal to the premiums he would have paid had such insurance been available and any deductible amounts, as determined by a reputable, independent insurance broker licensed to do business in Hawaii. The Executive shall use his best efforts on a continuing basis to obtain standard all-risk homeowners' and comprehensive automobile insurance.

                                    EXHIBIT B

                                  STOCK OPTIONS

 Plan:              1992 Stock Option Plan

 No. of Shares:     180,000 Shares of Class A Common Stock

 Term of Option:    10 years

 Exercise Price:    $4.49 per Share

 Vesting: 25% at the end of one year after the date of grant and 25% each year thereafter (i.e., fully vesting in four years)

 Status:            Non-qualified stock options

              AMENDMENT TO THE GLENN R. ZANDER EMPLOYMENT AGREEMENT

      This Amendment (the "Amendment"), dated as of November 1, 2000, is entered into by and between Aloha Airgroup, Inc., a Hawaii corporation (herein referred to as the "Employer"), and Glenn R. Zander (herein referred to as the "Executive").

      WHEREAS, the Employer and the Executive have entered into an employment agreement dated May 11, 1994, as amended and restated as of December 1, 1995 (the "Employment Agreement");

      WHEREAS, the parties hereto desire to amend the Employment Agreement; and

      WHEREAS, Section 10 of the Employment Agreement authorizes the parties hereto to amend the Employment Agreement;

      NOW, THEREFORE, in consideration of the recitals and agreements contained herein, the parties hereto agree to amend the Employment Agreement as follows:

1. Section 4(e) of the Employment Agreement is amended and restated as follows:

      (e) RETIREMENT. The Executive's employment may be terminated by the Executive or by the Employer on account of Retirement (as defined in Section 6 of this Agreement). If the Executive elects to Retire, he shall deliver to Employer a Notice of Termination specifying the Date of Termination by reason of his Retirement which date shall be at least six months from the date of such Notice of Termination unless such Notice of Termination is given following the consummation of a Change in Control, in which event the Date of Termination shall be as specified in Section 6(d) of this Agreement. Subject to the proviso to the next-to-last sentence of this Section 4(e), the Executive shall not be entitled to any further payments of compensation or other benefits provided under Section 3 of this Agreement after the Date of Termination by reason of Retirement, except for any retirement benefit payments due to the Executive from any employer sponsored plan. If this Agreement is terminated on account of Retirement, no Severance payment shall be paid by the Employer. The Executive shall be entitled to the benefits of any life insurance and medical insurance which the Employer is generally making available to key executives on the Date of Termination which occurs by reason of Retirement and any other benefit or program available by its terms after Retirement, provided, however, that if the Executive's Retirement occurs prior to his attainment of age 65, the employer shall maintain all life insurance and medical insurance benefits that were provided to the Executive immediately prior to the Date of Termination, at the Employer's expense, until the date that the Executive attains the age of 65. Notwithstanding the proviso of the preceding sentence, if the Executive obtains Other Employment before he reaches the age of 65, after Retirement, the Executive shall promptly inform Employer of the facts and circumstances of such Other Employment and thereafter the life insurance and medical insurance benefits provided by Employer may be reduced as follows: (i) Employer may reduce the amount of life insurance coverage for Executive by the amount of life insurance the Executive is entitled to receive from the new employer; and (ii) although Employer shall continue to provide medical insurance to the Executive, the Executive will make no claim against Employer's medical insurer until all medical benefits provided by the new employer shall have been exhausted.

2. The first sentence of Section 4(f) of the Employment Agreement is amended to read as follows:

      (f) TERMINATION FOLLOWING CHANGE IN CONTROL. If a Change in Control shall have occurred, the Executive shall be entitled to the benefits provided in this subsection upon either (i) the subsequent termination of Executive's employment, including without limitation a termination as a result of a Notice of Termination given by the Executive by reason of his Retirement, or (ii) the notification of the Executive by the Employer pursuant to
      Section 2 hereof that the Term of this Agreement shall not be extended, in each case during the Term and within one year after the Change in Control shall have occurred, in which event the Executive shall be entitled to all of the benefits provided upon his Retirement, as specified in Section 4(e) hereof, in addition to the benefits set forth below in this Section 4(f), without regard to the limitations on benefits set forth in subsection 4(f)(iv) below, unless such termination or notification is because of the Executive's death or as a result of a Notice of Termination given by the Employer for Cause or Disability, or by the Executive for other than Retirement or "Good Reason."

3. Section 6(f) of the Employment Agreement is amended and restated as follows:

      (f) EXECUTIVE RESIDENCE PUT OPTION. "Executive Residence Put Option" shall mean an option allowing the Executive at any time prior to the expiration of such Option to require the Employer to purchase the Executive Residence at a purchase price in cash equal to 100% of the Executive's Cost (as defined below) and to require the Employer to pay the reasonable cost of packing and shipping the Executive's household effects back to a mainland location to be designated by the Executive and the reasonable cost of unpacking such effects at such location. The Executive Residence Put Option shall expire on the first to occur of
      (i) December 31, 2002, (ii) 60 days after the Date of Termination, or
      (iii) 60 days after the date of death of the Executive. The Executive Residence Put Option may be exercised (i) only if the Executive shall have delivered a Notice of Termination specifying a Date of Termination at least six months from the date of such Notice of Termination (unless such Notice of Termination is given following the consummation of a Change in Control, in which event the Date of Termination shall be as specified in Section 6(d) of this Agreement) and stating Executive's intention to exercise the Executive Residence Put Option; (ii) only if the Executive shall certify that he has not accepted Other Employment and has no current arrangement for accepting Other Employment; and
      (iii) only by the Executive or his executor in the case of his death.

4. Subparagraph 6(h)(v) of the Employment Agreement is amended and restated as follows:

      (v) after 180 days following the consummation of a Change in Control, the Executive determines, in his sole discretion, that he is no longer able to perform his duties and responsibilities with the Employer; PROVIDED, that the Executive must provide the Employer with a Notice of Termination pursuant to this subparagraph (v) prior to the

      365th day following a Change in Control (or such shorter period the Notice of Termination to be given prior to such 365th day).

5. Section 7(a) of the Employment Agreement is amended and restated as follows:

      (a) the employer hereby grants the Executive the Executive Residence Put Option. In case ofexercise of the Executive Residence Put Option, Employer and the Executive shall establish procedures reasonably satisfactory to each party for Employer to resell the Executive Residence, including the engagement of real estate brokers and the showing of the Executive Residence to prospective buyers.

6. Capitalized terms used but not defined herein shall have the meaning assigned to such terms in the Employment Agreement.

7. Except as expressly amended hereby, the Employment Agreement remains in full force and effect.

8. This Amendment shall be deemed to be a contract made under the laws of the State of Hawaii, and for all purposes shall be governed by and constructed in accordance with the laws of such State applicable to contracts made and performed entirely within such State.

9. This Amendment may be executed in any number of counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument.

      IN WITNESS WHEREOF, the parities hereto have caused this Amendment to be duly executed as of the day and year first above written.

                                      ALOHAL AIRGROUP, INC.


                                      /s/ Stuart T.K. Ho
                                      -----------------------------------
                                      Name:  Stuart T.K. Ho
                                      Title: CHAIRMAN, COMPENSATION COMMITTEE



                                      /s/ Han H. Ching
                                      -----------------------------------
                                      Name:  Han H. Ching
                                      Title: CHAIRMAN OF THE BOARD
                                             1.04.01

                                      GLENN R. ZANDER

                                      /s/ Glenn R. Zander
                                      -----------------------------------